Exhibit 10.1

AMENDED AND RESTATED
PRECIOUS METALS PROCESSING AGREEMENT

This Amended and Restated Precious Metals Processing Agreement (this “Agreement”) is made as of August 10, 2011 between the following parties:

WALTER O. BREEDING,
an individual residing at 2114-57th St., Lubbock, TX,
in his personal capacity,
and on behalf of WOB EQUITIES, INC.,
and also acting as the Power of Attorney for
the BREEDING FAMILY ESTATE TRUST
(collectively, the “Owner”)

- and -

ENSURGE NM, LLC,
a Utah registered limited liability company whose principal executive offices are located at 2825 E. Cottonwood Parkway, Suite 500, Salt Lake City, UT
(“EnsurgeNM”)

- and -

ENSURGE, INC.,
a Nevada registered corporation whose principal executive offices are located at 2825 E. Cottonwood Parkway, Suite 500, Salt Lake City, UT
(“Ensurge Parent”)

RECITALS

WHEREAS:

A.           In this Agreement, the term “Ensurge” shall mean, jointly and severally, EnsurgeNM, Ensurge Parent and any other wholly owned entity of Ensurge Parent in the United States of America;

B.           The Owner and Ensurge Parent previously entered into that certain Precious Metals Processing Agreement dated August 5, 2011 (the “Prior Agreement”);

C.           The Owner, Ensurge and Ensurge Parent desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety to, among other things, (i) add EnsurgeNM as a party to this Agreement, (ii) grant to Ensurge certain exclusivity rights with respect to the Tailings (as defined below), and (iii) provide that this Agreement may not be assigned by Ensurge without the prior written consent of St. George Investments, LLC, an Illinois limited liability company (“SGI”);

D.           The subject matter of this Agreement is the crushed black sand ore tailings (the “Tailings”), which are currently located on a certain property in New Mexico, as described in Appendix A to this Agreement, within a storage yard that is currently enclosed by a chain-link fence (the “Storage Yard”);

E.           The Owner owns the Tailings, but does not own the Storage Yard;

F.           The Tailings may have significant concentrations of valuable metals and/or other elements, including gold, silver, platinum, rhodium and palladium (the “Valuable Metals”);

G.            Ensurge is engaged in the mining business and is interested in processing the Tailings to recover the Valuable Metals, in consideration for paying certain royalties and other payments, and undertaking certain other obligations, as further described below; and

H.           The parties to this Agreement and Turnbull Capital Management, LLC (“Turnbull”) entered into a Memorandum of Understanding dated as of May 6, 2011, which is superseded by this Agreement; Turnbull is not a party to this Agreement, but shall be recognized as a third-party beneficiary hereunder;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to enter into this legally binding agreement, with the following terms and conditions:

1.	Representations of the Owner:

The Owner represents and warrants as follows:

(a)      The Owner has the capacity to enter into and perform its obligations under this Agreement, and Walter O. Breeding (“Breeding”) has the authority to execute and deliver this Agreement on behalf of the Owner and to ensure that the obligations of the Owner are performed as contemplated by this Agreement. This Agreement has been duly executed and delivered by Breeding, on behalf of the Owner, and all entities associated therewith, and is a valid and legally binding agreement of the Owner, enforceable in accordance with its terms.

(b)      The Owner owns the Tailings, and the execution of this Agreement, and the performance by the parties of the covenants contained in this Agreement, will not violate any agreement or arrangement, to which the Owner is a party or otherwise, to the best of the Owner’s knowledge, information and belief.

2.	Representations of Ensurge:

Ensurge represents and warrants as follows:

(a)
EnsurgeNM and Ensurge Parent each has the capacity to enter into and perform its obligations under this Agreement, and all required corporate actions have been taken by each of them to authorize it to enter into and perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by each of them and is a valid and legally binding agreement of each of them, enforceable in accordance with its terms.

(b)
The execution of this Agreement, and the performance by the parties of the covenants contained in this Agreement, will not violate any agreement or arrangement, to which EnsurgeNM or Ensurge Parent is a party or otherwise, to the best of Ensurge’s knowledge, information and belief.

3.      No Other Representations: This Agreement contains the whole agreement between the parties hereto relating to the subject matter hereof, and there are no warranties, representations, terms, conditions or collateral agreements expressed, implied or statutory, other than as expressly set forth in this Agreement. Without limiting the foregoing, the Owner makes no representations regarding the Tailings, or the existence or concentration of Valuable Metals in the Tailings, which are being made available to Ensurge pursuant to this Agreement on an “as is”, “where is” basis. The Owner makes no representations regarding the total quantity of the Tailings.

4.	Covenants of The Owner:

(a)      Consent to Ensurge’s Processing of the Tailings, etc.: The Owner hereby consents to Ensurge’s undertaking all actions with regard to the Tailings that Ensurge in its discretion, acting reasonably, believes appropriate or desirable, for the following purposes (and for no other purpose):

(i)	processing the maximum practicable and economical amount of Valuable Metals from the Tailings, such being determined at the discretion of Ensurge.

(ii)
processing the Tailings to the maximum practicable and economical extent (that is, for greater certainty, to the extent that such processing is financially and technically feasible at the discretion of Ensurge), and

(iii)
selling the Valuable Metals, on behalf of, and as agent for, the Owner, to qualified commercial purchasers, so as to realize the maximum practicable and economical Gross Sale Proceeds (as defined below in paragraph 8(a)) for the Valuable Metals, as determined at the discretion of Ensurge,

In furtherance of the foregoing purposes, the actions which Ensurge may do to the Tailings (including the Valuable Metals) include the following: (i) sampling and testing, (ii) transporting and moving, (iii) extracting materials from, and/or (iv) refining.

(b)      Appointment of Ensurge as Agent for the Sale Valuable Metals: The Owner hereby appoints Ensurge to act as the Owner’s sole and exclusive agent for the sale of the Valuable Metals.

(c)      Cooperation and Consultation with Ensurge in Third Party Dealings: The Owner hereby agrees to cooperate and consult with Ensurge regarding all matters relating to this Agreement, including, without limitation, dealing with, and satisfying the requirements of, federal, state and/or local government officials and departments, as well as private contractors and other third parties, regarding the Tailings and their location, transportation, and processing. The Owner shall provide whatever consents and other appropriate documentation that may be required to implement the purposes of this Agreement. Without limiting the foregoing, the Owner shall cooperate with Ensurge in dealing with the landowner of the Property (the “Landowner”), as appropriate, as further described below in paragraph 5(p), and also in dealing with the applicable officials working for the State of New Mexico.

Notwithstanding the other provisions of this paragraph 4(c), and for greater certainty, Ensurge shall remain solely responsible for dealing with, and satisfying the requirements of, federal, state and/or local government officials and departments, as well as private contractors and other parties, regarding the Tailings and the implementation of Ensurge’s obligations under this Agreement, and Ensurge shall solicit the Owner’s involvement only as Ensurge believes necessary or desirable, in Ensurge’s discretion.

If the Owner has reason to believe that Ensurge is not properly satisfying the requirements of federal, state and/or local government officials and/or departments, and the Owner also has notified Ensurge of its belief and the reasons therefor, and has provided Ensurge with 30 days notice to address Owner’s concerns, without any response from Ensurge in relation thereto, then the Owner may deal directly with such officials and/or departments, at the Owner’s own initiative, acting reasonably, to avoid or mitigate any possible adverse consequences to the Owner’s interest in the Tailings, after attempting to consult with Ensurge regarding the situation and cooperating with Ensurge, as appropriate.

(d)      General Cooperation and Consultation with Ensurge: The Owner shall generally cooperate and consult with Ensurge on all matters relating to this Agreement, as each such other party may request from time to time.

(e)      Exclusivity: The Owner covenants and agrees that Ensurge shall have the exclusive right to process and undertake any other actions contemplated herein with respect to the Tailings during the term of this Agreement and that the Owner shall not grant any such rights to any third party during the term of this Agreement without the prior written consent of Ensurge.

5.	Covenants of Ensurge:

(a)      Confirm and Secure the Location of the Tailings: Ensurge shall ensure that the Tailings are located at a site (which may or may not be the Storage Yard) that does not jeopardize at any time the Owner’s interest in the Tailings or their value to the Owner or the ability of the parties to perform their respective obligations under this Agreement. If for any reason the Tailings must be moved to avoid such adverse consequences, then Ensurge shall arrange and implement such a move, at Ensurge’s own expense, in consultation with the Owner. Ensurge shall be responsible for leasing or buying any property (other than the Storage Yard, as further described below in paragraph 5(p)) at which the Tailings are to be located or processed at any time, as may be required or appropriate, and Ensurge shall be solely responsible for any remediation or other costs or expenses associated with processing the Tailings at any such property (including the Storage Yard), as further described below in paragraph 5(q) hereof.

Ensurge shall secure the location of the Tailings at all times, taking such care and precautions with the Tailings as are reasonable and prudent in the circumstances (by commercial standards in the North American mining industry), to avoid any theft or other loss in value of the Tailings to the Owner. The steps that may be appropriate for Ensurge to take include adding new fencing at the location of the Tailings (with the relevant landowner’s consent, as required) and/or potentially hiring private security guards to monitor and protect the Tailings from theft or other loss in value to the Owner.

(b)      Conduct Additional Testing of the Tailings (“Phase 1”): Ensurge shall conduct such testing of the Tailings, at Ensurge’s own expense, as is appropriate in order to identify all of the elements contained in the Tailings, with a view to using such knowledge to process the maximum economically practicable value from the Tailings, as to be determined at the discretion of Ensurge. This additional testing may be performed by Advanced Analytical, LLC (current Web site: www.aaassaylabs.com) (“Advanced”) or any other testing facility in Ensurge’s discretion, acting reasonably. This initial testing shall be referenced herein as “Phase 1”.

(c)      Conduct Phase 2 Testing (Pilot Project): Ensurge shall engage Advanced (or another third party selected by Ensurge, acting reasonably), at Ensurge’s own expense, to construct a small scale processing facility, through which Advanced (or such other third party) will process up to two tons of the Tailings as a pilot project, to establish the possible yields of Valuable Metals from the Tailings. This testing shall be referenced herein as “Phase 2” testing. Ensurge shall be responsible for all costs associated with Phase 2 Testing, including the costs of transporting one or more shipments of the Tailings to be used in such testing.

(d)      Construct an Onsite Processing Facility: Following the completion of Phase 2 testing, Ensurge shall construct, at its own expense, an onsite processing facility (the “Processing Facility”) at the location of the Tailings. The Processing Facility shall be capable of processing the maximum economically practicable amount of Valuable Metals from the Tailings to be determined at the discretion of Ensurge.

The Processing Facility shall be constructed at such a scale and processing capacity that it will process the Valuable Metals from the Tailings at a minimum of at least 10,000 tons of Tailings per annum, if in each case such scale and capacity is reasonably practicable and economically feasible to construct at the discretion of Ensurge. The Processing Facility and any other equipment associated with the Processing Facility shall be the property of Ensurge.

(e)      Operate the Processing Facility: Following completion of the Processing Facility, Ensurge shall operate the facility, at its own expense. as expeditiously as possible at the discretion of Ensurge.

(f)      Weigh the Tailings Prior to Processing: Ensurge shall weigh all Tailings that are submitted to the Processing Facility for processing, at its own expense, using such scales and procedures as are reasonably appropriate in the circumstances, having regard to commercial standards in the North American mining industry. Ensurge shall keep detailed records of the amount of Tailings that are processed each day at the facility, including the basis and calculation method for the relevant figures, and Ensurge shall submit those records to the Owner on at least a weekly basis.

(g)      Secure and Protect the Valuable Metals: Ensurge shall take such steps and adopt such procedures to secure and protect the Valuable Metals that are processed from the Tailings from theft or other loss. Such steps and procedures are expected to include security guards and video surveillance, as well as appropriate internal controls and supervisory procedures. Such steps and procedures shall be in general compliance with accepted commercial standards in the North American mining industry. Ensurge shall promptly inform the Owner if there are any suspected or actual losses of processed Tailings or Valuable Metals as a result of theft or other causes.

(h)      Arrange for Refining of the Valuable Metals: Ensurge may submit the Valuable Metals to one or more qualified commercial refiners if at the sole discretion of Ensurge, such refining shall be technically and economically feasible. In such case, Ensurge shall generally strive to ensure that no more than approximately 14 days’ supply of Valuable Metals is in the custody of any individual refiner at any time, having regard to the processing “run rate” of the Refining Facility and also subject to the minimum inventory of Valuable Metals that is reasonably required by the refiner in accordance with its normal refining processes, unless the Owner otherwise agrees (acting reasonably).

(i)      Compliance with All Laws: Ensurge shall comply with all applicable laws and regulations (including with rulings or orders issued by applicable government departments, regulatory bodies or courts), in all matters relating to the Tailings and Ensurge’s processing or movement of the Tailings or otherwise in connection with Ensurge’s implementation of this Agreement, including obtaining all necessary permits and approvals.

(j)      Sale of the Valuable Metals: Ensurge shall sell the Valuable Metals as agent for the Owner and on the Owner’s behalf, at the highest practicable price for each sale. The frequency of such sales shall be based upon the output of the Processing Facility and the capability of the commercial Refining Facility.

(k)	Reporting, Books and Records, etc.:
(i)
Maintain Books and Records and Allow for Inspection: Ensurge shall maintain proper books and records relating to its dealings in the Tailings and all matters relating to Ensurge’s implementation of this Agreement. Ensurge shall make all such books and records available for inspection by the Owner, promptly upon request, at Ensurge’s Corporate office where such records shall be maintained.

(ii)
Have Sufficient Accounting Staff for Adequate Internal Controls: Ensurge shall maintain sufficient internal accounting and booking staff (or shall retain qualified outsourced staff), such that Ensurge’s internal financial controls relating to Ensurge’s dealings in the Tailings are adequate, in accordance with generally accepted auditing practices. The foregoing requirement shall only apply following the second anniversary of the date of this Agreement, if this Agreement has not been terminated prior to such anniversary in accordance with the termination provisions in this Agreement.

(iii)
Independent Audit by Qualified CPA Firm: Ensurge shall have its annual financial statements audited and quarterly financial statements reviewed by a qualified, independent CPA firm at all times during the term of this Agreement. At the request of Owner, Ensurge shall authorize its auditing firm to make itself available and provide all information relating to the Tailings and Ensurge’s implementation of this Agreement, at the expense of Owner.

(iv)
Report of Monthly Activity: Without limiting the foregoing, within fifteen days following the completion of each calendar month (or part month) in which Tailings have been processed at the Processing Facility, Ensurge shall provide a report that specifies the following items, for the relevant month: (A) the tonnage of Tailings processed; (B) the amount of each Valuable Metal extracted from the Tailings (to the extent such amount is reasonably identifiable at such time); and (C) the amount of sales of Valuable Metals in the month (broken down by type of metal, price received per ounce or other unit, the quantity of each sale and such other pertinent information as is reasonable in the circumstances and is reasonably identifiable at such time).

(v)
General Obligation to Keep Other Parties Informed: Ensurge shall keep the Owner informed of the progress of Ensurge’s implementation of this Agreement and any significant developments relating to the subject matter of this Agreement, on a regular basis and immediately when there has been any significant, unexpected development.

(l)      Consult with the Owner: Ensurge shall regularly consult with the Owner regarding Ensurge’s proposed method of implementing its obligations under this Agreement. Ensurge shall listen to the Owner’s ideas and suggestions regarding alternative possible methods for such implementation, and Ensurge shall in good faith consider such ideas and suggestions, with a view to optimizing the operational and financial results to the Owner from this Agreement. Ensurge shall provide the Owner with such additional information and access to the Processing Facility as the Owner may request, where the Owner determines (acting reasonably) that the results being achieved from the extraction process are unsatisfactory.

(m)      Obtain Insurance: As soon as practicable following commencement of the processing of Tailings at the Extraction Facility, Ensurge shall obtain a reasonably appropriate amount of insurance, at its own expense, on the facility and covering all operational aspects of the facility, including general liability insurance and such other coverage as is reasonably appropriate in the circumstances.

(n)      Signing Payment by Ensurge. Ensurge shall make an initial payment to the Owner of $15,000.00 (fifteen thousand dollars) within 5 business days of the signing of this agreement.

(o)       Monthly Payment by Ensurge. Ensurge shall make a monthly payment to the Owner in the amount of $1,000 (one thousand dollars) during the term of this Agreement, the intent of which, as outlined below, is to allow the Owner to make rental payments in that amount to the Landowner under the Tailings Agreement, as defined below in paragraph 5(p).

(p)      Tailings Agreement with the Landowner: The Owner and the Landowner have executed and delivered a Tailings Agreement dated August 3, 2011 (the “Tailings Agreement”), which establishes a lease arrangement (the “Lease”) between the Landowner, as lessor, and the Owner, as lessee, with respect to the Storage Yard. Ensurge is not a party to the Tailings Agreement, but is recognized as a third-party beneficiary thereunder. References to the Tailings Agreement herein do not obligate Ensurge to any performance thereunder, and are made for reference purposes only, unless otherwise set forth herein.

Under the Tailings Agreement, the Owner is obligated to pay to the Landowner an initial signing payment of $15,000.00 (fifteen thousand dollars), within ten (10) business days of the date of that agreement. It is the Owner's intent and instruction that the payment from Ensurge in that amount, referenced herein in paragraph 5(n), may be made directly to the Landowner on the Owner’s behalf, or to the Owner on account of such payment, promptly upon the execution and delivery of this Agreement.

In addition, under the Tailings Agreement the Owner is obligated to pay to the Landowner monthly cash rent of $1,000.00 (one thousand dollars) during the term of the Lease, which monthly payment obligation begins on the first day of the first calendar month after (i) the date when the construction of the Processing Facility begins on the Storage Yard or (ii) the date which is six (6) months after the date of the Tailings Agreement, whichever comes first. It is the Owner's intent and instruction that Ensurge may pay that amount, with that timing, directly to the Landowner on the Owner’s behalf, or to the Owner, in fulfillment of Ensurge's obligation as set forth in paragraph 5(o) herein.

All royalty payments required to be paid to the Landowner under the Tailings Agreement shall be paid by the Owner, from the Owner’s royalty payments set forth in this Agreement.

Under the Tailings Agreement, the Owner may construct, modify and/or make improvements to buildings, fences and/or water systems on the Storage Yard (collectively, “Improvements”), at the Owner’s own expense; provided that such Improvements shall not be removed upon termination of the Lease, but instead shall remain on the Storage Yard and ownership shall be transferred to the Landowner on such termination, at no charge, unless the Landowner requests their removal, in which case the Improvements shall be removed at the Owner’s own expense within 30 days following termination of the Lease, unless additional time is granted by the Landowner in writing. The Owner also has the right to put up signs on the Storage Yard, provided that such signs shall be removed by the Owner at the end of the Lease, unless the Landowner otherwise agrees in writing. In addition, if the Owner must remove the communications tower in the Storage Yard in connection with the extraction process, then the Owner must dismantle and then remove it at the Owner’s own expense, and the Owner must give to the Landowner the dismantled pieces at no charge to the Landowner. The Tailings Agreement also provides the Owner with the right to place and subsequently remove from the Storage Yard any personal property (including portable buildings and equipment), at the Owner’s own expense. Ensurge hereby agrees to comply with the foregoing provisions on the Owner’s behalf, at no charge to the Owner.

Under paragraph 17 of the Tailings Agreement, Ensurge is given the right, in its discretion, to remedy or correct any default by the Owner which results in termination of the Lease, in which case the Lease is deemed to be replaced by a new lease (the “New Lease”) between the Landowner, as lessor, and Ensurge, as lessee, which shall commence on the initial termination date and be based on the same terms and conditions as those set forth in the Tailings Agreement. In that event, the royalty payments due to the Landowner under the New Lease shall be paid by Ensurge and shall be deducted from the royalty payments otherwise payable to the Owner under this Agreement.

In the event that the Owner shall default on the Tailings Agreement, by not paying the monthly cash rent due to the Landowner, which monthly cash rent payment was made by Ensurge to Owner on a timely basis pursuant to paragraph 5(o), or by not paying the monthly royalties due to the Landowner, resulting (in either case) in termination of the Lease and replacement thereof by a New Lease with Ensurge as aforesaid, then Ensurge shall make those payments directly to the Landowner. Any such payments that Ensurge makes to the Landowner under the New Lease, Ensurge will deduct that amount from each monthly royalty payment due to the Owner hereunder. In the event, that such rental or royalty payments are made by Ensurge,the royalty payments due to the Owner hereunder also shall decline by 2 percentage points (that is, reducing the royalty payments specified to be payable directly to the Owner hereunder from 28% to 26%, or from 33% to 31%, as the case may be), from the time such payments are made by Ensurge until the project has reached termination.

(q)      Remediate the Storage Yard: Without limiting Ensurge’s other obligations under this Agreement, following completion of the extraction process for all of the Tailings, and following any movement of the Tailings from one location to another, Ensurge shall, at its own expense, remediate the relevant property or properties, as required by the State of New Mexico. Ensurge also shall comply with the Landowner’s requirements which are specified in paragraph 9 of the Tailings Agreement, at no charge to the Owner.

(r)      Non-Compete in New Mexico: The Owner has been pursuing, and may continue to pursue, various mining and mineral extraction opportunities in the State of New Mexico, apart from the Tailings. Ensurge hereby agrees to disclose to the Owner any other mining or mineral extraction opportunities in the State of New Mexico which Ensurge intends to pursue. Upon such disclosure, the Owner’s consent shall be required in order for Ensurge to pursue the opportunity, provided that such consent shall not be unreasonably withheld, and further provided that the Owner must demonstrate to Ensurge the following: (i) that the Owner had independent prior knowledge of the opportunity, and (ii) that the Owner either was pursuing the opportunity or had plans to pursue it which predated the notice from Ensurge. The Owner may, in its sole discretion, disclose opportunities of this nature to Ensurge, with a view to pursuing them in concert with Ensurge. Notwithstanding any other provision of this Agreement, Ensurge shall not pursue any mining or mineral extraction opportunity within 100 miles of Carrizozo, New Mexico, during the term of this Agreement, without the Owner’s prior written consent, in the Owner’s sole discretion.

6.           Covenants of Ensurge Parent:  Ensurge Parent hereby guarantees the performance of EnsurgeNM’s obligations hereunder and to cause EnsurgeNM to perform its obligations hereunder.

7.	Payment Provisions – Milestone Payments:

(a)      Signing Payment: Ensurge shall pay a total of $300,000.00 (three hundred thousand dollars) (the “Signing Payment”) to the Owner and to the order of the Owner, promptly upon execution of this Agreement, as follows:

(i)	To the Owner: The sum of $270,000.00 (two hundred and seventy thousand dollars); and

(ii)	To Turnbull, by This Order of the Owner: The sum of $30,000.00 (thirty thousand dollars).

(b)      Facility Construction Milestone Payment: Ensurge shall pay a total of $500,000.00 (five hundred thousand dollars) (the “Facility Construction Milestone Payment”) when the Processing Facility’s construction is initiated, allocated as follows:

(i)	To the Owner: The sum of $450,000.00 (four hundred and fifty thousand dollars); and

(ii)	To Turnbull, by This Order of the Owner: The sum of $50,000.00 (fifty thousand dollars).

Notwithstanding the foregoing, the Facility Construction Milestone Payment shall become due and payable on the date which is nine (9) months from the date of this Agreement, if in fact the Processing Facility’s construction has not been initiated by such date; provided that (i) the Owner shall extend the foregoing due date on a month-to-month basis, for a total of up to three (3) extra months, where the reason for the delay in achieving the milestone was beyond Ensurge’s reasonable control, and (ii) Ensurge may, in its discretion, choose not to make the Facility Construction Milestone Payment on the due date, in which case this Agreement shall terminate in accordance with paragraph 10(a), unless the parties otherwise agree.

The Owner shall further extends the foregoing due date to accommodate any delay that continues past the foregoing time limit, where such delay has been solely caused by the failure of the State of New Mexico or any other governmental department to issue, on a timely basis, the required permits for construction and operation of the Processing Facility, provided that Ensurge has diligently and expeditiously satisfied all of the requirements for such permits.

(c)      Facility Completion Milestone Payment: Ensurge shall pay a total of $500,000.00 (five hundred thousand dollars) (the “Facility Completion Milestone Payment”) upon completion of the Processing Facility, which shall be deemed to have occurred on the earliest of the following dates: (i) the date when the facility has operated for at least 30 days at a level that is reasonably similar to its designed parameters, or (ii) the date that is six months from the initial operation of the facility, regardless of its operating levels. The Facility Completion Milestone Payment shall be paid to the Owner and to the order of the Owner, allocated as follows:

(i)	To the Owner: The sum of $450,000.00 (four hundred and fifty thousand dollars); and

(ii)	To Turnbull, by This Order of the Owner: The sum of $50,000.00 (fifty thousand dollars).

Notwithstanding the foregoing, the Facility Completion Milestone Payment shall become due and payable on the date which is twenty (20) months from the date of this Agreement, if in fact the Extraction Facility has not been completed by such date; provided that (i) the Owner shall extend the foregoing due date on a month-to-month basis, for a total of up to (3) extra months, where the reason for the delay in achieving the milestone was beyond Ensurge’s reasonable control, and (ii) Ensurge may, in its discretion, choose not to make the Facility Completion Milestone Payment on the due date, in which case this Agreement shall terminate in accordance with paragraph 10(a), unless the parties otherwise agree.

The Owner shall further extend the foregoing due date to accommodate any delay that continues past the foregoing time limit, where such delay has been solely caused by the failure of the State of New Mexico or any other governmental department to issue, on a timely basis, the required permits for construction and operation of the Processing Facility, provided that Ensurge has diligently and expeditiously satisfied all of the requirements for such permits.

(d)      Logistics for Satisfaction of Payments: The Owner shall provide wire transfer instructions, or check delivery instructions, for any payments to be made to Owner under this Agreement and shall obtain such instructions from Turnbull as well, and provide the same to Ensurge. Ensurge shall either execute a wire transfer or deliver a cashier’s check, in each case representing immediately available funds, to the Owner and Turnbull, as required to satisfy each of the Signing Payment, the Facility Construction Milestone Payment and the Facility Completion Milestone Payment (which three types of payment are collectively referred to herein as “Milestone Payments”), as well as the royalty payments described below in paragraph 8.

8.	Payment Provisions – Royalty Payments and Fees:

(a)      Definition of Gross Sale Proceeds: For purposes of this Agreement, “Gross Sale Proceeds” shall mean the gross proceeds received from the sale of the Tailings (including Valuable Metals) that are processed or sold during the term of this Agreement, before any deductions as defined below:

For greater certainty and without limitation, Gross Sale Proceeds shall not include deductions for any of the following items: (i) charges or costs for transportation of the Tailings to places where the Tailings are to be extracted, refined or sold; or (ii) charges or costs associated with extracting or refining Valuable Elements from the Tailings (including capital costs for the Processing Facility or otherwise).

(b)      Royalty Payments: Ensurge shall make the following royalty payments, in cash, within fifteen (15) days from the date when Ensurge receives Gross Sale Proceeds from the refiner (or from any other type of purchaser of the Tailings, including the Valuable Metals):

(i)           To the Owner: 28% of the Gross Sale Proceeds from the first 60,000 short tons of Tailings processed and sold, and 33% of the Gross Sale Proceeds from any and all Tailings in excess of 60,000 short tons that are processed and sold.

(ii)           To Turnbull, by This Order of the Owner: 4% of the Gross Sale Proceeds from any and all Tailings processed and sold.

9.           Payment Provisions – Continuation Payments: Ensurge shall pay to the Owner and to the order of the Owner the total sum of $500,000.00, allocated as to $450,000.00 to the Owner and as to $50,000.00 to Turnbull, annually in October of each year, commencing in October 2014, until termination of this Agreement, if in the immediately prior calendar quarter (ending June of the same year), the total royalties paid to the Owner and to the order of the Owner in respect of such quarter aggregated to less than $500,000.

The Owner shall extend the foregoing due date to accommodate any delay that continues past the foregoing time limit, where such delay has been solely caused by the failure of the State of New Mexico or any other governmental department to issue, on a timely basis, the required permits for construction and operation of the Processing Facility, provided that Ensurge has diligently and expeditiously satisfied all of the requirements for such permits.

10.           Term and Termination of this Agreement: The term of this Agreement shall commence on the date hereof and shall continue until terminated in accordance with the following provisions:

(a)       Presumed Termination for Failure to Make Milestone Payments: This Agreement shall be deemed to have been terminated by Ensurge upon any failure by Ensurge to make a Milestone Payment on a timely basis; specifically, within five (5) business days in the case of the due date for the Signing Payment and within ten (10) business days of the due date in the case of either the Facility Construction Milestone Payment or the Facility Completion Milestone Payment.

(b)      Presumed Termination for Failure to Make Continuation Payments: This Agreement shall be deemed to have been terminated by Ensurge upon any failure by Ensurge to make a Continuation Payment on a timely basis; specifically, within seven (7) business days of the due date for such payment.

In the case of a presumed termination pursuant to this paragraph , Ensurge shall not remain obligated to make the Continuation Payment that it failed to make, which resulted in the deemed termination. However, Ensurge shall not be reimbursed for any prior Milestone Payments, Continuation Payments or royalty payments previously made by Ensurge.

(c)      Termination by Notice from Ensurge: Ensurge may terminate this Agreement at any time upon 60 days’ notice to the Owner, for any reason, provided that, upon the effective date of such termination, Ensurge shall cease to have any rights to any of the Tailings that have not been processed and sold prior to such termination date.

(d)      Termination by the Owner for Cause: The Owner may terminate this Agreement at any time upon 30 days’ notice to Ensurge, where Ensurge has committed a material breach of its obligations under this Agreement; provided that, where such breach is capable of being cured by Ensurge and Ensurge wishes to cure such breach, it may do so, in which case this Agreement shall not terminate, provided that the breach is reasonably considered to have been cured within 30 days of the notice from the Owner. Further, Ensurge may challenge the Owner’s assertion that a material breach has occurred, in which event, if the parties are unable to resolve the dispute, it shall be submitted to arbitration in accordance with paragraph 12(l) hereof, where the matter will be settled.

(e)      Automatic Termination: This Agreement shall automatically and immediately terminate if at any time Ensurge shall be adjudged bankrupt or take advantage of any statute offering relief for insolvent debtors.

(f)      Effect of Termination: Any termination of this Agreement shall cause all obligations of the parties to cease as of the termination date; provided, however, that the parties’ rights and obligations in respect of any actions, omissions or other matters occurring prior to the termination date shall continue, except as otherwise expressly provided in this Agreement. Further, any payment obligations relating to Tailings that were fully processed or sold prior to the termination date shall continue following termination of this Agreement.

11.           Indemnification: Each party hereby agrees to indemnify and hold harmless the other two parties, and such other parties’ respective officers, directors, members, partners, employees and each person who owns or controls either of them, from and against any losses, claims, damages, liabilities and expenses whatsoever (including the reasonable costs of investigating or defending any action) to which they or any of them may become subject, arising out of the first party’s entering into or implementing this Agreement or the first party’s failure to comply with any provision of this Agreement.

12.           Other Covenants of the Parties:

(a)      Uncrushed Head Ore: The Tailings that were previously sampled by Ensurge represent ore that has been crushed, milled, washed and reduced to fine mesh (which Tailings are referred to herein as “Prepared Tailings”). There is substantial additional ore on the Property that as yet is uncrushed (and otherwise unprepared) as of the date of this Agreement (the “Unprepared Head Ore”). The Unprepared Head Ore is currently outside the chain-link fence that bounds the Storage Yard. For greater certainty, the Unprepared Head Ore is not subject to this Agreement (i.e., it shall not be considered Tailings) and remains the property of the Owner, unaffected by this Agreement. Accordingly (and in other words), the Tailings include only Prepared Tailings and does not include Unprepared Head Ore. Notwithstanding the foregoing, however, the Owner has agreed, as additional inducement to Ensurge to enter into this Agreement and perform its obligations hereunder, to pay to Ensurge an amount equal to ten percent (10%) of the net income, if any, received by the Owner from extracting metals from the Unprepared Head Ore. For greater certainty, the Owner shall remain free and unfettered in its discretion as to whether and how to extract metals from the Unprepared Head Ore. This obligation to pay a ten percent (10%) share of net income shall expire (i) upon any termination of this Agreement prior to the processing of at least fifty percent (50%) of the Tailings by Ensurge; or (ii) at all events, twelve (12) years from the date of this Agreement, whether or not by such date the Owner has extracted any metals from the Unprepared Head Ore.

(b)      Carve-Out of a Portion of the Tailings: The Owner shall be entitled to remove a total of 2,000 tons of the Tailings, which must be weighed on the date of removal, to be selected at the Owner’s discretion from the Tailings, at no charge to the Owner, but also at the Owner’s own expense in terms of the removal costs, at any time within six months from the date of this Agreement; provided that the removed Tailings shall not come from pile #1 (as designated on the map attached hereto as Appendix A). Ensurge and the Owner shall cooperate with each other, as appropriate, to facilitate such removal and to confirm the amount of Tailings that have been removed. The Owner shall provide reasonable prior notice to Ensurge, before the date when such Tailings are intended to be removed. Tailings shall only be removed while a representative of Ensurge is in observance of the removal of the 2,000 tons of Tailings and approves of the quantity and the pile from which the Tailings were removed. Upon such removal, the removed Tailings shall be deemed not to have been included in the Tailings under this Agreement. To the extent that the Owner has not removed the specified amount of Tailings, in whole or in part, within six calendar months from the date of this Agreement, then the Owner’s right to remove a portion of the Tailings under this paragraph shall cease.

(c)      Residual Tailings: As Ensurge engages in the processing Valuable Metals from the Tailings using the Processing Facility, the Owner shall have the right, but not the obligation, to take possession of the “residual Tailings” (i.e., the residual output from the facility, excluding the Valuable Metals extracted and collected by the facility, which Ensurge has determined it does not wish to reprocess in the facility), at no charge or expense to the Owner, provided that that the Owner shall be responsible for bearing its own removal costs.

(d)      Unprocessed Tailings: Ensurge shall advise the Owner promptly, if and when Ensurge determines, during the term of this Agreement, that it will not process certain specific portions of the Tailings at the Processing Facility, because Ensurge has determined, in its discretion, that it is not economically or technically feasible to do so. In that event, the Owner shall have the right, but not the obligation, to take possession of those unprocessed Tailings, at no charge or expense to the Owner, provided that the Owner shall be responsible for bearing its own removal costs.

(e)      Ensurge Shall Not Pay Any of its Costs “in Specie”: Ensurge shall not pay any of its costs or expenses incurred pursuant to this Agreement, or in any way connected with the Tailings, by way of providing the applicable vendor or service provider with a portion of the Tailings (i.e., including the Valuable Metals). Instead, Ensurge shall pay all such costs and expenses fully in cash, from its own financial resources. Without limiting the foregoing, in dealings with Refiners and other vendors and service providers, Ensurge shall seek to avoid any embedded or hidden consideration accruing to such parties in the form of their retention of a portion of the Tailings (including the Valuable Metals).

(f)      The Owner May Take Valuable Metals instead of Cash Royalties: If Ensurge is successful in extracting Valuable Metals from the Tailings and accordingly commences a program to sell such Valuable Metals as agent for the Owner, then the Owner may, in its discretion, direct Ensurge, from time to time, to deliver some of the Valuable Metals to the Owner, prior to sending the Valuable Metals to the refiners, (or to the Owner’s chosen custodian), such Valuable Metals to be valued as of the date of the Owner’s written exercise of this option, in lieu of some or all of the cash royalties otherwise payable to the Owner under paragraph 8. The Owner shall provide adequate notice to Ensurge of this election, in each instance. Owner shall pay any additional expenses associated with obtaining these Valuable Metals from Ensurge.

(g)      Tax Considerations: For greater certainty, each party shall be responsible for its own tax liabilities in connection with this Agreement; provided that the parties shall cooperate in good faith, acting reasonably, to address tax matters, tax elections and other structural and contractual issues that have tax consequences, in a manner that is efficient and beneficial to the parties.

(h)      Each Party to Bear its Own Costs: Except as expressly provided for herein, each party hereto shall bear its own costs in connection with this Agreement and its subject matter, whether such costs were incurred before or after the date of this Agreement. Notwithstanding the foregoing, if any party should institute any action or proceeding to enforce or interpret any term or provision hereof, then the party prevailing in such action or proceeding shall be entitled to its reasonable attorneys’ fees and out-of-pocket disbursements from the non-prevailing party or parties.

(i)      Amendment or Replacement of this Agreement: The parties may mutually decide to amend or replace this Agreement, in each party’s sole discretion, and with the consent of all of the parties hereto, if the parties determine that it would be beneficial to do so. In that event, the parties shall negotiate such amendments or replacement agreement in good faith, with a view to furthering the purposes of this Agreement.

(j)      Public Disclosure: This Agreement shall be kept confidential by the parties; and no matters relating to this Agreement and the Tailings may not be disclosed to any third party; except as follows: (i) Ensurge may publicly disclose this Agreement or its major provisions, and the key facts relating to its implementation, if and to the extent that Ensurge considers such disclosure to be necessary or desirable, given Ensurge’s status as a public company that is subject to public disclosure obligations under applicable law; and (ii) each party may disclose this Agreement, with approval from the other party, and matters relating to its implementation to its professional advisors and to a limited number of specifically identified third parties (such as, without limitation, specific banks, investors or prospective investors, and other financial institutions), where such disclosure is considered necessary or desirable by the disclosing party; and (iii) any party may disclose this Agreement and matters relating to its implementation if required by any applicable law, regulation or court, or to make or defend claims pursuant to this Agreement. Notwithstanding the foregoing, however, the Owner may publicly disclose the major provisions of this Agreement, but not until after Ensurge has approved of the form, content and timing of such disclosure. The Owner shall not disclose the subsequent status of implementation of the provisions of this Agreement, without Ensurge’s prior written consent.

(k)      Owner Representative: The Owner shall designate a single individual as the “Owner Representative”, who is authorized and directed to ensure that the Owner’s obligations hereunder are performed and satisfied and generally to represent the Owner in connection with all matters relating to this Agreement, for dealings with Ensurge and other parties. The Owner may change the Owner Representative from time to time in its sole discretion, by notice to the other parties hereto. The Owner hereby designates Breeding as the initial Owner Representative. In the event of the death or incapacity of the Owner Representative, the Owner shall designate a replacement Owner Representative as soon as practicable.

(l)      Arbitration: In the event of any disputes, controversies or claims arising from an alleged breach of this Agreement or relating to the implementation of this Agreement by the parties, the parties hereby agree to be bound by binding arbitration to be conducted in Lubbock, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All disputes arising out of or related to this Agreement over issues concerning technical mining or metallurgical matters shall be resolved by arbitrators who are experts in the relevant fields. The applicable substantive law shall be the laws of the State of Texas and discovery shall be conducted pursuant to the rules of the arbitrator.

13.           Notices: All notices permitted or required to be given under this Agreement shall be sufficiently given for all purposes if (i) made in writing and delivered personally, or (ii) sent by documented overnight delivery service, or, to the extent receipt is confirmed, by email transmission, to the following addresses:

If to the Owner:

Walter O. Breeding
c/o WOB Equities, Inc.
P.O. Box 12391
Lubbock, TX 79452
Tel/Fax: 806-762-6399
Mobile: 806-241-1042
Email: wobequities@gmail.com
With a copy to (for emailed notices): walterbreeding1@aol.com

If to Ensurge:

Ensurge NM, LLC
2825 E Cottonwood Parkway, Suite 500
Salt Lake City, UT 84121
Tel: 801-990-3457
Fax: 801-990-3111
Email: jordan.estra@ensurgegold.com
With a copy to (for emailed notices): jeff.hanks@ensurgegold.com

Either party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

14.	General Provisions:

(a)      Not a Partnership: This Agreement does not establish a partnership between the parties. No party has the right to bind any other party without the expressed written consent of such other party; provided that Ensurge shall act as agent for the Owner in the sale of the Tailings (including Valuable Metals), as stipulated in this Agreement.

(b)      Entire Agreement; Amendment: As stated in paragraph 3, this Agreement constitutes the entire understanding and agreement among the parties hereto regarding the subject matter hereof and supersedes all prior agreements and understandings relating thereto. This Agreement may only be amended in writing, signed by the parties hereto.

(c)      No Waiver, etc.: No failure on the part of any party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy, preclude any other or further exercise thereof or the exercise of any other right or remedy at law or in equity or otherwise. Except as otherwise expressly provided herein, no waiver of any provision of this Agreement, including this paragraph, shall be effective otherwise than by an instrument in writing executed by the duly authorized representative(s) of the party making such waiver.

(d)      Severability: If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially reduces the economic benefit of this Agreement to any party, without the consent of such party.

(e)      Successors and Assigns, etc.: This Agreement shall inure to the benefit of, and shall be binding on, the executors, administrators, estates, heirs, legal successors, assigns and representatives of the parties hereto. Notwithstanding the foregoing, this Agreement shall not be assignable by Ensurge for so long as SGI is the holder of debt securities issued by Ensurge (the “SGI Indebtedness”) except with SGI’s prior written consent; provided, however, the foregoing restriction on assignments by Ensurge shall be terminated at such time that the SGI Indebtedness has been repaid in full by Ensurge.

(f)      Specific Enforcement: The parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies that a party may have at law or equity, the parties shall be entitled to seek an injunction of injunctions to prevent any breach of this Agreement and to enforce specifically the terms hereof.

(g)      Time is of the Essence: Time is of the essence in this Agreement.

(h)      Governing Law: This shall be governed in all respects by the laws of the State of Texas, without regard to the provisions relating to conflicts of laws among different jurisdictions.

(i)      Execution of this Agreement: This Agreement may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; and the parties agree that faxed signatures or emailed, scanned signatures shall be as effective as if originals.

[The remainder of this page has been intentionally left blank.]

(j)      Cancellation of Prior Agreement: Upon the execution of this Agreement, the Prior Agreement shall be cancelled, null and void and of no further force and effect, and no party thereto shall have any further liability or obligation thereunder.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date first written above.

WALTER O. BREEDING, in his personal capacity,
and on behalf of WOB EQUITIES, INC., and
also acting as the Power of Attorney for the BREEDING
FAMILY ESTATE TRUST

/s/ Walter O. Breeding
Walter O. Breeding

ENSURGE NM, LLC

By: /s/ Jordan Estra
Jordan Estra
Chief Executive

ENSURGE INC.

By: /s/ Jordan Estra
Jordan Estra
Chief Executive

APPENDIX A

DESCRIPTION AND MAP OF THE PROPERTY

The Property is described as follows: 6589 Hwy 380, Carrizozo, NM 88301.

[Insert the map of the Property, with a designation of “Pile #1”]

[The map should also identify the Storage Yard]